SUBSIDIARIES OF ASIA8, INC.


Asia8, Inc.
WWA Group, Inc.
32% owned
World Wide Auctioneers, Ltd.
100% owned
Crown Diamond Holdings, Ltd.
100% owned
Intelspec International, Inc.
32% owned
Intelspec LLC
100% owned
Power Track Projects, FZE
100% owned